Exhibit 10.9

PLATFORM LICENSE AGREEMENT

This PLATFORM LICENSE AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2017 (the “License Effective Date”), between World Global Network Pte. Ltd., a limited private company incorporated in Singapore, (the “Licensor”), and World Media & Technology Corp., a Nevada corporation (the “Licensee,” and together with the Licensor, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Stock Exchange, Debt Forgiveness and Intellectual Property Assignment Agreement between Licensor and Licensee, dated simultaneously herewith (the “SEDFIP Agreement”).

RECITALS

A. Licensor and Licensee entered into the SEDFIP Agreement, pursuant to which Licensee acquired certain Intellectual Property from Licensor as described in the SEDFIP Agreement.

B. In connection with the transactions contemplated by the SEDFIP Agreement, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license to the Platform (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. The following terms shall have the meanings set forth below:

“Components” means all of the existing proprietary and third party components to the Platform, including software or other information and technology that is embodied in the Platform, as described in Schedule A hereto.

“Documentation” means any written, printed or otherwise recorded or stored material that relates to the Platform, including technical specifications, source code annotations, training and support materials, descriptions of the principles of operation of source code, other instructions.

“Improvement” means any invention, modification, addition, derivative work, enhancement, revision, translation, abridgment or expansion to or arising from a work, or any other form in which a work or any part thereof, may be recast, transformed, or adapted.

“Licensee Improvements” means Improvements to the Platform conceived, crafted, acquired or made by or on behalf of Licensee after the date hereof, including all intellectual property rights therein or thereto.

“Licensor Improvements” means Improvements to the Platform conceived, crafted, acquired or made by or on behalf of Licensor after the date hereof, including all intellectual property rights therein or thereto.

“Licensor Intellectual Property” means any existing or hereafter acquired or arising Intellectual Property that is now or hereafter owned by or licensed to Licensor and that is embodied in or protects the Platform; provided that, in the case of any such Intellectual Property that is licensed to Licensor from a third party, such Intellectual Property will be included in the Licensed Intellectual Property only to the extent that Licensor has the right to sublicense such Intellectual Property to Licensee within the scope of the license granted hereunder. For the avoidance of doubt, “Licensor Intellectual Property” includes all Intellectual Property owned by Licensor that is used in the Business on or before the Closing Date and that does not constitute a Purchased Asset.

“Platform” means (a) the Licensor’s software platform (in both source code and object code form), as it exists on the License Effective Date, as more fully described on Schedule A, (b) the Components, (c) the Documentation, (d) Improvements to the Platform, the Components or the Documentation, as each were made by or on behalf of Licensor prior to the License Effective Date, and (e) any Improvements to the Platform, the Components or the Documentation that were made available by Licensee to Licensor pursuant to Section 2.4 below. The Platform includes (i) the software and (ii) any code relating thereto (including code to modules) that is partially implemented or under-development as of the License Effective Date or otherwise made available pursuant to Section 2.4 below.

ARTICLE II
LICENSE

Section 2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee’s Affiliates, (a) an exclusive, irrevocable, perpetual, non-sublicensable (except as permitted in Section 2.2), non-transferable (except as permitted in Section 8.9), fully paid up, royalty-free, worldwide right and license (i) to use and exploit the Licensor Intellectual Property and (ii) to use, display, install, copy, create derivative works or otherwise exploit the Platform, and (b) a non-exclusive, irrevocable, perpetual, non- sublicensable (except as permitted in Section 2.2), non-transferable (except as permitted in Section 8.9), fully paid up, royalty-free, worldwide right and license (i) to use and exploit the Licensor Intellectual Property and (ii) to use, display, install, copy, create derivative works or otherwise exploit the Platform. Except as provided otherwise in Sections 2.1, 2.2, or 8.9, Licensee and Licensee’s Affiliates may not disclose to or provide any third party access to, use of, or rights in or to, the Platform or any Licensor Intellectual Property, except as third parties may access or use the Platform in the ordinary course of Licensee’s business.

Section 2.2 Sublicensing and Third Parties. Licensee and Licensee’s Affiliates shall have the right to grant (a) third parties engaged by Licensee or Licensee’s Affiliates a sublicense to the rights granted in Section 2.1, to provide hosting, support or development services for Licensee or Licensee’s Affiliates relating to the Platform, provided that the sublicense may be granted with respect to source code of the Platform only if the sublicensee agrees to confidentiality obligations at least as restrictive as those set forth in Article VII and an acknowledgement of Licensee’s ownership of the Intellectual Property in and to the Platform and any Licensor Improvements, (b) end users the right to use and interface with an object code version of the Platform, and (c) partners, content providers and other third parties the right to use, access and interface with the Platform through an application program interface (“API”). Each Party shall establish, maintain and enforce policies and procedures to safeguard and protect the Platform and Licensor Intellectual Property which are no less rigorous than reasonable standards relating to such Party’s confidential and proprietary information. Each Party will be responsible for all acts and omissions of its employees, representatives, Affiliates, and other third parties (including their employees and representatives) who have access to the Platform, Licensor Intellectual Property, or the source code relating thereto as if such acts or omissions were such Party’s acts or omissions.

Section 2.3 Delivery. On or as soon as practicable following the License Effective Date, Licensor shall deliver to Licensee, via a delivery method reasonably requested by Licensee, a copy of the Platform and all materials contained therein.

Section 2.4 Access to Updates. Licensor shall disclose to Licensee at no additional cost, any and all updates to the source code which Licensee may pull and copy from the Licensor’s environment and incorporate into the Licensee’s environment as and if desired and at Licensee’s discretion and risk.

Section 2.5 Ownership. Subject to the terms hereof and the licenses granted hereunder, Licensor will have and retain sole and exclusive ownership of, and all right, title and interest in, the Licensor Improvements, and Licensee shall have no right, license or interest therein. Licensee will have and retain sole and exclusive ownership of, and all right, title and interest in, the Licensee Improvements, and Licensor shall have no right, license or interest therein.

Section 2.6 Disclosure of Improvements and Developments. Other than as provided in Section 2.4 above, Licensor will have no obligation to disclose to Licensee any Licensor Improvements. Licensee will have no obligation to disclose to Licensor any Licensee Improvements.

Section 2.7 Acknowledgements. Licensee acknowledges and agrees the Licensor is not in the business of commercially licensing the Platform or providing any services relating to the Platform to third parties and that the Platform may contain errors. LICENSOR SHALL NOT HAVE ANY DUTIES OR RESPONSIBILITIES UNDER THIS AGREEMENT OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT AND NO IMPLIED OBLIGATIONS SHALL BE READ INTO THIS AGREEMENT. LICENSOR RETAINS ALL RIGHT, TITLE, AND INTEREST IN AND TO THE PLATFORM NOT EXPRESSLY LICENSED UNDER THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Licensor Representation and Warranties. Licensor:

(a) Represents to Licensee that Licensor has the full right, power and authority, including the necessary Intellectual Property rights, to enter into this Agreement, to undertake the transactions contemplated hereby and to grant the licenses granted herein;

(b) Represents and warrants to Licensee that Licensor’s grant of the license and rights to Licensee hereunder does not, and will not infringe or misappropriate any third party’s tangible property rights, Intellectual Property rights existing on the License Effective Date, or personal rights and Licensor has not received any notice or claim on or before the License Effective Date asserting that the Platform infringes or misappropriates, suggesting that the Licensor, due to its use or exploitation of the Platform, consider licensing, or demanding that the Licensor license, from any person, or refrain from using, any Intellectual Property of a third party, nor to the knowledge of the Licensor is there reasonable basis therefor;

(c) Represents to Licensee that neither the Platform nor any Licensor Intellectual Property is subject to any litigation, judgment, decree, stipulation or other dispute as of the License Effective Date, nor to the knowledge of Licensor is any such dispute threatened;

(d) Represents and warrants to Licensee that no third parties hold or have been granted by Licensor intellectual property rights in the Platform or Licensor Intellectual Property that would conflict with the rights granted to Licensee herein or which does, or with the passage of time, or exercise of an option or springing right, would materially adversely affect the rights granted to Licensee hereunder;

(e) Represents to Licensee that other than as described on Schedule E, the rights granted under Section 2.1 hereof and the materials delivered under Section 2.3 hereof constitute all of the rights and materials necessary to operate the Platform (including rights with respect to software licensed from third parties) as such Platform has been operated by Licensor during the 6 months prior to the License Effective Date;

(f) Represents to Licensee that, as of the License Effective Date, no use of open source software code in connection with the Platform or integration of open source software code into the Platform has triggered any requirement that (i) the source code to the Platform be publicly disclosed or (ii) that the Platform has become open source;

(g) Warrants to Licensee that Licensor has used commercially reasonable efforts to prevent the introduction of, and to the knowledge of Licensor the Platform does not contain any, software viruses, time or logic bombs, trojan horses, worms, timers or clocks, trap doors or other malicious computer instructions, devices or techniques in the Platform as delivered to Licensee pursuant to Section 2.3;

(h) Represents to Licensee that, to the knowledge of Licensor, the Platform as delivered to Licensee pursuant to Section 2.3 is free from material bugs and material errors.

(i) Represents to Licensee that the source code and Documentation delivered to Licensee pursuant to Section 2.3 is consistent with the source code and Documentation used by Licensee for its internal purposes;

ARTICLE IV
INDEMNIFICATION

Section 4.1 By Licensor. Licensor shall defend, indemnify and hold harmless the Licensee and the Representatives of Licensee from and against any and all Losses asserted against, incurred, sustained or suffered by Licensee and/or the Representatives of Licensee as a result of, arising out of or relating to a claim that the Platform or any Licensor Intellectual Property as delivered to Licensor by Licensee infringes or misappropriates the Intellectual Property of any third party existing as of the License Effective Date (each a “Infringement Claim”’); provided, however that Licensor shall have no obligation to Licensee under this section with respect to any Infringement Claim arising twenty four (24) months after the License Effective Date or to the extent arising from (i) a Licensee Improvement or any modifications to the Platform or any Licensor Intellectual Property made by or on behalf of Licensee or at Licensee’s request; (ii) Licensee’s breach of this Agreement, but only to the extent the third party infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such breach; (iii) Licensee’s or its Affiliates’ or sublicensees’ use of the Platform or any Licensor Intellectual Property in a manner not reasonably contemplated by Licensor, but only to the extent the third party infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such non-contemplated use; (iv) Licensee’s or its Affiliates’ or sublicensees’ use of the Platform or any Licensor Intellectual Property, but only to the extent the infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such use; (v) the combination of the Platform and Licensor Intellectual Property with any Licensee or third party software or other intellectual property, in each case, not provided by Licensor, but only to the extent the infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such combination. If the Platform or any Licensor Intellectual Property becomes the subject of any Infringement Claim or injunction, Licensor may (at its option), do one of the following to mitigate the Losses relating to the Infringement Claim: (x) procure for the Licensee (at Licensor’s expense) the right to continue using the impacted portions of the Platform or Licensor Intellectual Property, or (y) replace or modify the impacted portions of the Platform or Licensor Intellectual Property so that it becomes non- infringing without substantially compromising functions, features, or performance of the Platform or the Licensor Intellectual Property.

Licensor shall indemnify, save and hold harmless Licensee and their respective representatives, from and against any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty or the inaccuracy of any representation made by the Licensor in or pursuant to this Agreement, (2) any breach of any covenant or agreement made by the Licensor in or pursuant to this Agreement, or (3) operation of the Platform.

Section 4.2 Procedures. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, action, demand or lawsuit for which the Indemnified Party intends to claim indemnification hereunder (provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations hereunder, except to the extent that the indemnifying Party is prejudiced by such delay). The indemnifying Party has the right to take control of the defense of all actions that are indemnified against hereunder; provided, however, Licensee shall not have the right to settle or compromise any claim without the written consent of the Licensor, which consent shall not be unreasonably withheld or delayed. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any action covered by this indemnification.

ARTICLE V
TERM AND TERMINATION

Section 5.1 Term. The term of this Agreement shall commence as of the License Effective Date and shall continue in perpetuity.

Section 5.2 No Termination. The licenses granted hereunder shall be irrevocable and perpetual, shall not be terminable by Licensor and shall continue in full force and effect indefinitely, provided, however, if Licensee materially breaches its obligations under this Agreement by disclosing the source code or Documentation to an unauthorized third party, then Licensor may bring a legal action against the Licensee seeking (i) injunctive relief to prohibit such action (or a reoccurrence of the same or similar breach), but not injunctive relief to prohibit Licensee’s own use of the Platform or Documentation in accordance with this Agreement, and (ii) monetary damages. Except as otherwise described above, Licensor shall not have, and Licensor hereby irrevocably waives, the right to seek injunctive or equitable relief against the Licensee, including any remedy that would involve rescission or other termination of this Agreement or any of the licenses granted hereunder.

ARTICLE VI
LIMITATION ON LIABILITY

Section 6.1 DAMAGE DISCLAIMER. EXCEPT AS PROVIDED BELOW IN THIS ARTICLE VI, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 6.2 GENERAL DAMAGE CAP. EXCEPT AS PROVIDED BELOW IN THIS ARTICLE VI, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN THE AGGREGATE UNDER THIS AGREEMENT OR WITH RESPECT TO THE PLATFORM OR LICENSOR INTELLECTUAL PROPERTY FOR ANY DAMAGES OR LOSSES IN EXCESS OF: (A) FOR CLAIMS ARISING BEFORE THE 24TH MONTH AFTER THE LICENSE EFFECTIVE DATE, FIFTEEN MILLION DOLLARS ($15,000,000) OR (B) FOR CLAIMS ARISING ON OR AFTER THE 24TH MONTH AFTER THE LICENSE EFFECTIVE DATE, ONE HUNDRED DOLLARS ($100). A PARTY SHALL NOT BE PERMITTED TO BRING A CLAIM UNDER THIS AGREEMENT AND UNDER THE SEDFIP AGREEMENT FOR THE SAME CAUSE OF ACTION OR EVENT GIVING RISE TO LIABILITY AND LIABILITIES SUBJECT TO THE DAMAGES CAP SET FORTH IN CLAUSE 6.2(A) APPLY AGAINST AND REDUCE THE APPLICABLE LIMITS UNDER THE SEDFIP AGREEMENT IF A PARTY COULD HAVE BROUGHT SUCH CAUSE OF ACTION THEREUNDER INSTEAD OF THIS AGREEMENT.

Section 6.3 EXCLUSIONS. Sections 6.1 shall not apply with respect to damages or losses arising from (i) infringement, misappropriation, unauthorized use, or unauthorized disclosure of the Platform or any Licensor Intellectual Property, (ii) Licensor’s or Licensor’s Affiliate’s breach of its exclusivity obligations, or (iii) a breach of Section 2.1 or 2.2. Section 6.2 shall not apply with respect to damages or losses arising from (x) infringement, misappropriation, unauthorized use, or unauthorized disclosure of the Platform or any Licensor Intellectual Property, (y) Licensor’s or Licensor’s Affiliate’s breach of its exclusivity obligations, or (z) a breach of Section 2.1 or 2.2; provided, however, a Party’s liability for damages or losses for any infringement, misappropriation, unauthorized use, or unauthorized disclosure or other acts or omissions by unaffiliated third parties engaged by such Party or its Affiliates will be subject to a cap of $ 15,000,000 for the first twenty four (24) months after the License Effective Date and a cap of $5,000,000 thereafter (the “Special Caps”). Sections 6.1 and 6.2 and the Special Caps shall not apply with respect to fraud with intent to deceive, willful misrepresentation, and willful misconduct.

ARTICLE VII
CONFIDENTIAL INFORMATION

Each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the SEDFIP Agreement, which shall continue in full force and effect following the License Effective Date. Licensee further acknowledges and agrees that the Platform and Licensor Intellectual Property are Confidential Information of Licensor under such SEDFIP Agreement and may not be used or disclosed, except as expressly authorized or licensed by Licensor.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 8.2 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be given or made and shall be deemed to have been given in accordance with Section 10.5 of the SEDFIP Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. Any table of contents or headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Schedules hereto) and the SEDFIP Agreement and its Exhibits and ancillary agreements constitute the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof. If there are any conflicts between the terms and provisions of this Agreement and the SEDFIP Agreement, the terms and provisions of this Agreement shall control.

Section 8.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, their Affiliates and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.7 Governing Law. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be the State of New York, United States. The language to be used in the arbitration shall be English. The governing law of the contract shall be the substantive law of New York, United States.

Section 8.8 Injunctive Relief. A breach of this Agreement may result in irreparable harm to Licensee and a remedy at law for any such breach will be inadequate, and in recognition thereof, Licensee will be entitled to injunctive and other equitable relief to prevent any breach or the threat of any breach of this Agreement by Licensor without showing or proving actual damages.

Section 8.9 Assignment: Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Licensee may assign this Agreement to any Affiliate of the Licensee without the prior consent of the Licensor. Following any such assignment, Licensee shall cease all use of the Platform and provide Licensor notice of such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery located in the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.12. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

Section 8.13 No Presumption Against Drafting Party. Each of the Licensor and the Licensee acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

World Media & Technology Corp.		World Global Network Pte. Ltd.

By:		By:
/s/ Seán McVeigh
Name:	Seán McVeigh	Name:

Title:	Chief Executive Officer	Title: